Exhibit 99.2

Contact:	Tricia J. Richardson
Senior Manager, Investor Relations
Novavax, Inc.
1 240-268-2031
NOVAVAX, Inc. Receives Nasdaq Non-Compliance Letter
Rockville, MD (February 18, 2010)—/PRNewswire-FirstCall/-Novavax, Inc. (NASDAQ:NVAX) announced today that it received a notice of deficiency, as expected, from the NASDAQ Stock Market (NASDAQ) listing qualifications department. As a result of the election of Stanley Erck as the Executive Chairman Novavax is no longer in compliance with the NASDAQ requirement set forth in Listing 2Rule 5605(b)(1), which requires that the company’s Board of Directors be comprised of a majority of independent directors.
Novavax has 45 days to submit a plan to NASDAQ to regain compliance. The notification has no immediate effect on the listing of Novavax’s common stock on The NASDAQ Global Market. The Company’s common stock continues to trade on The NASDAQ Global Market under the symbol “NVAX”.
Over recent months, the Nominating and Corporate Governance Committee of Novavax’s Board of Directors has been identifying, evaluating and recruiting potential candidates for election to the Board of Directors. Novavax expects to elect two independent directors and thus cure this non-compliance before its 2010 Annual Meeting of Stockholders.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology. The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches. Novavax is committed to using its VLP technology to create country-specific vaccine solutions. The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India. Additional information about Novavax is available on the company’s website: www.novavax.com.
Forward Looking Statements
Statements herein relating to future performance, conditions or strategies and other business matters, including expectations regarding the timing of curing the non-compliance with Nasdaq Listing Rule 5605(b)(1) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Novavax’s ability to attract qualified individuals to serve on its Board of Directors, the cash and equity compensation such individuals might require to serve on the Board of Directors, and the timing of such elections. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this Current Report on Form 8-K.
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